                                  Exhibit 10.59

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

       AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of July 17, 2000, by and between Group 1 Software, Inc. (f/k/a COMNET Corporation), a Delaware corporation ("Group 1"), and ROBERT S. BOWEN ("Bowen").

       As a result of the September 24, 1998 merger of Group 1 Software, Inc. into COMNET Corporation (and the renaming of COMNET as Group 1 Software, Inc.), Bowen and Group 1 are subject to the Amended and Restated Employment Agreement, dated as of January 28, 1992 between Bowen and Group 1's former subsidiary (as heretofore amended, the "Agreement"). Group 1 and Bowen desire to amend further the Agreement, and to accomplish such amendment by restating the Agreement in its entirety.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree that the Agreement is hereby amended and restated in its entirety as follows:

       1. Definitions. For purposes of this Agreement, the following terms shall be defined as set forth in this Section 1.

              (a) "Net Operating Income" shall mean, with respect to any Fiscal Year, the consolidated net income of Group 1 and its Affiliates for such Fiscal Year (including, without limitation, gains or losses resulting from any Sale) to the extent (but only to the extent) attributable to the Existing Businesses, determined in accordance with generally accepted accounting principles, consistently applied, as set forth on the annual financial statements certified by Group 1's independent certified public accountants, adjusted, however, to delete the following items to the extent they were taken into account in determining such consolidated net income:

                     (1)    any extraordinary items;

                     (2)    any provision for taxes;

                     (3) any bonus payable to Bowen as determined in Section 5 hereof;


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                     (4)    any interest income from Group 1's and Group 1's
              Affiliates' cash investments relating to the Existing Businesses (including interest from loans, bank accounts, certificates of deposit, commercial paper and similar items), to the extent that such interest income exceeds interest expense of Group 1 and its Affiliates arising from borrowing or financing activities relating to the Existing Businesses; and

                     (5) any charge to income arising from the grant or exercise of stock options, stock appreciation rights or any other form of compensatory stock rights.

              (b)    "Cause" shall mean for purposes of Section 10 hereof either
(i) Bowen's conviction of either a felony involving moral turpitude or any crime in connection with his employment by Group 1 which causes Group 1 or any Affiliate a substantial detriment; or (ii) actions by Bowen as an executive officer of Group 1 or any Affiliate which clearly are contrary to the best interests of Group 1 or any Affiliate; or (iii) Bowen's refusal to submit to a medical examination if directed to do so by the Board to determine if Bowen is disabled pursuant to subsection 1(c) hereof; or (iv) Bowen's willful failure to take actions permitted by law and necessary to implement policies of the Board which the Board has communicated to him in writing, provided that minutes of a Board meeting attended in its entirety by Bowen shall be deemed communicated to Bowen; or (v) Bowen's continued failure to attend to his duties as an executive officer of Group 1 as set forth in this Agreement; or (vi) any condition which either results from Bowen's habitual drunkenness or addiction to narcotics, or results from any intentionally self-inflicted injury.

              (c) "Disability" shall mean any disability which continuously disables and wholly prevents Bowen from performing his duties under this Agreement and which is expected to be of a permanent duration. The determination of whether Bowen is disabled shall be made by two duly licensed physicians, one chosen by the Board and one chosen by Bowen. In the event the two physicians are unable to agree with respect to whether Bowen is disabled, the determination of whether Bowen is disabled shall be made by a third duly licensed physician chosen by the two physicians.


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              (d)    "Fiscal Year" shall mean Group 1's annual accounting
period, which is the twelve (12) month period ending each March 31.

              (e)    "Board" shall mean the Board of Directors of Group 1.

              (f) "Affiliate" shall mean any corporation which is consolidated with Group 1 in Group 1's annual audited financial statements reviewed by Group 1's independent certified public accountants in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.

              (g) "Sale" shall mean the sale or other disposition of any of the Existing Businesses (whether in a single transaction or a series of transactions), including any merger, sale of assets, tender or exchange offer or sale of the outstanding voting securities of any of the Existing Businesses, but excluding a sale of assets in the ordinary course of business.

              (h) "Existing Businesses" shall mean any of Group 1's business operations as of, or directly related to those operations as of, the date of this Agreement. If an acquisition is consummated that is directly related to any of the Existing Businesses, the Board shall determine, in advance of the closing of such acquisition, whether (and if so, to what extent) the financial results from such transaction shall be included in the calculation of Bowen's bonus.

       2. Term. Group 1 hereby agrees to employ Bowen and Bowen hereby agrees to accept employment for a period up through April 1, 2004. If Bowen shall terminate his employment with Group 1 prior to the end of such term, the consequences to him shall be as described in Section 10 hereof.

       3. Title and Duties. Bowen's title shall be Chief Executive Officer or such other title evidencing a senior executive position as the Board shall determine, and his duties shall be commensurate with such position. Subject to the direction of the Board or any duly authorized committee thereof, Bowen shall exercise all of the authority that his title and office confers, and otherwise vested in him by the Board which shall be commensurate with his title and office, and, in general, so long as Bowen continues as Chief Executive Officer of any of the Existing Businesses, he shall (subject to the direction of the Board or the Board of Directors of such


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Existing Business, or any duly authorized committee thereof) direct and manage all of the operations, employees, financial and business affairs of such Existing Businesses and such other business operations and subsidiaries as Bowen and the Board may agree.

       4. Compensation. Subject to Section 10 hereof, Bowen shall be paid by Group 1 compensation for the services rendered by him as set forth below:

              (a) For the period July 17, 2000 through March 31, 2001, Bowen shall be entitled to a total base salary of Three Hundred Eighty-Seven Thousand, Three Hundred Seventy-Three Dollars ($387,373) per annum. Effective April 1, 2001, Bowen's total base salary shall be Four Hundred Thousand Dollars ($400,000) per annum, adjusted each April 1 thereafter by the greater of changes in the area cost of living or the average salary percentage increase for Company employees as part of the annual budget presented to the Board. Base salary shall be payable in equal installments on the last day of each month or in accordance with Group 1's general salary payment procedures for its executives.

              (b) As to Bowen's base salary adjustment, for purposes hereof, the Consumer Price Index shall mean the Consumer Price index (All Urban Consumers - 1967 = 100) for the Washington Metropolitan Area, published by the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index shall be discontinued, there shall be substituted therefor the most nearly comparable index published by any governmental agency, or if no such index shall be available, then a comparable index published by a bank or other financial institution or by a universally recognized financial publication.

              (c) In addition to the amounts described in subsection (a) of this Section 4, Bowen shall be paid such other amounts in addition to his base salary as the Board may, in its discretion, determine from time to time, provided that any such additional payments shall not be considered to be "base salary" for purposes of subsection (a) above, unless designated as such by the Board in a written document delivered to Bowen.

       5.     Bonuses.

              (a) If Bowen is employed by Group 1 on the last day of any Fiscal Year (or as otherwise provided in Section 10


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below) then, in addition to any payments made to Bowen by Group 1, Bowen shall be entitled to receive, following the close of such Fiscal Year, the following cash bonus payments for services in such Fiscal Year:

                     (i) For the Fiscal Year ending March 31, 2001, an amount equal to the applicable percentages set forth in the table below of Net Operating Income for such Fiscal Year;

              Net Operating Income                  Bonus Percent
       ----------------------------------     -------------------------
              First $1,000,000                         7-1/2%
              Amounts above $1,000,000                 10%

provided that such bonus shall not exceed Eight Hundred Thousand Dollars ($800,000).

                     (ii) For the Fiscal Years ending March 31, 2002, 2003 and 2004, an amount determined by multiplying the amount that Group 1's consolidated net earnings for that Year exceed the consolidated net earnings for the immediately preceding Year ("Earnings Growth") as follows: seven percent (7%) of the Company's Earnings Growth from Zero Dollars ($0) up through Five Hundred Thousand Dollars ($500,000), plus ten percent (10%) of that Year's Earnings Growth from Five Hundred Thousand Dollars ($500,000) up through One Million Dollars ($1,000,000), plus fourteen percent (14%) of that Year's Earnings Growth from One Million Dollars ($1,000,000) up through One Million, Five Hundred Thousand Dollars ($1,500,000) plus seventeen percent (17%) of that Year's Earnings Growth above One Million Five Hundred Thousand Dollars ($1,500,000). However, for the Fiscal Years ending March 31, 2002, 2003 and 2004, the corresponding bonuses shall not exceed Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing, the Board may, in its sole discretion pay Bowen additional bonus, in a Fiscal Year, if specific circumstances warrant such payment.

              (b) Upon the complete divestiture of any subsidiary of Group 1, Bowen shall have no further right to any bonus based on the Net Operating Income of such divested subsidiary (other than Net Operating Income attributable to the divestiture), and his obligations to perform duties with respect to such subsidiary shall also cease upon the consummation of the divestiture, subject to any agreements that the Board of Directors or authorized representatives of such subsidiary may have in place or may reach as to Bowen's responsibilities and compensation for such divested subsidiary.


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              (c)    The amount of any bonus for any Fiscal Year determined
under Section 5(a) shall be paid in cash to Bowen within fifteen (15) days after Group 1's regular independent certified public accountants render their reports on Group 1's annual audited financial statements for such Fiscal Year.

       6. Stock Options. At execution of this restated agreement, Bowen shall be granted options to purchase up to Two Hundred Fifty Thousand (250,000) shares of common stock of Group 1. These options shall be granted under the Group 1 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan (the "Plan"). A material inducement for entry into this restated agreement is the grant by the Company of the aforesaid options to purchase Two Hundred and Fifty Thousand (250,000) shares of Group 1 common stock. If the aforesaid options are cancelled by Group 1 without Bowen's agreement, the terms and conditions of the January 28, 1992 Agreement, as amended prior to July 17, 2000, shall govern, effective on and after the date of cancellation.

       7. Fringe Benefits. In addition to all other remuneration provided by this Agreement, during the term of this Agreement, Bowen shall be entitled, but not limited, to the following benefits (or, in the case of benefits described in subsections 6(a), (b), (c), (d) or (e), their reasonable equivalent) at Group 1's expense:

              (a) Life insurance on the life of Bowen pursuant to the outstanding policy issued by Executive Life Insurance Company in the amount of $2,000,000 to the Robert S. Bowen Insurance Trust, as policy-holder, or pursuant to comparable coverage with an equivalent carrier, which coverage shall be selected by Bowen and reasonably acceptable to the Board as to the carrier and the terms of the policy (including, without limitation, premiums).

              (b) Accidental death and dismemberment insurance, in addition to the insurance provided under subsection (a) above, in an amount not less than Bowen's base salary as the same shall be adjusted from time to time as provided herein and payable to Bowen or a beneficiary or beneficiaries named by him, as the case may be. Benefits shall be provided under essentially the same conditions as set forth in Exhibit A attached hereto and hereby incorporated herein.


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              (c)    Short-term disability protection in an amount not less than
Bowen's base salary, as the same shall be adjusted from time to time as provided herein, for a period of fifty-two (52) weeks.

              (d) Long-term disability protection in an amount equal to Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per year reduced by any social security disability benefits received by Bowen with respect to the same disability.

              (e) An annual physical at a clinic or from a physician(s) of Bowen's choice.

              (f) Paid vacation in an amount determined by Bowen in his discretion but subject to the needs of the business and subject to a limit of four (4) weeks per year of this Agreement.

              (g) All reasonable expenses incurred by Bowen with regard to the successful maintenance or enforcement of this Agreement.

              (h) All other rights and benefits for which Bowen may be eligible pursuant to any employee benefit plans maintained from time to time by Group 1 for its executives or its employees.

       8. Board of Directors. Subject to the provisions of Section 3 hereof, so long as Bowen is serving as Chief Executive Officer of Group 1, Group 1 will use its best efforts to cause Bowen to remain a member of the Board and the Executive Committee, if any, thereof. Bowen shall serve without additional compensation in such capacities. References herein to the Board shall include, where the context requires, such Executive Committee.

       9.     Conditions and Places of Employment.

              (a) Bowen's services will be rendered in the United States or at such other places as he and the Board deem advisable; provided, however, that Bowen shall not be required to render services hereunder at any principal location for Group 1 (in the event that Group 1's location is moved from its present site in Lanham, Maryland) if such principal location lies in excess of thirty-five (35) miles from Bowen's then-residence, without Bowen's consent. Bowen shall devote such time and attention to his duties under this Agreement both


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within and outside normal working hours as shall be reasonably required by the
Board.

              (b) While he is employed under this Agreement, Bowen shall not, without the prior written consent of the Board, directly or indirectly engage in, or accept any position as agent, employee, officer or director of, or consult with, advise, invest in (except for investments of less than five percent (5%) of the capital stock of a publicly-traded company) or otherwise in any way give assistance or aid to any person, engaging in business which competes with the business of Group 1 or any of its subsidiaries as conducted during the term of Bowen's employment hereunder. If Bowen's employment is terminated for any reason whatsoever, Bowen shall not (as an individual, principal, agent, employee, consultant or otherwise), for a period of twenty-four (24) months after such date of employment termination, directly or indirectly within the Unites States of America (including its territories and possessions) engage in activities relating to any of the businesses engaged in by Group 1 or any of its subsidiaries within the twelve (12) month period immediately preceding such date of employment termination, nor render services to, be associated with or have an ownership interest in (except for investments of less than five percent (5%) of the capital stock of a publicly-traded company) any business entity which offers goods or services that are directly competitive with those offered for Group 1 or any of its subsidiaries within such twelve (12) month period. Notwithstanding anything contained in this
Section 8(b), if Group 1 sells or otherwise disposes of any of the Existing businesses Bowen may render services to, be affiliated with or have an ownership interest in such Existing Business.

              (c) Bowen shall not, at any time during or following the term of his employment hereunder, directly or indirectly furnish to any person not entitled to receive the same for the immediate benefit of Group 1 or any of its subsidiaries, any trade secrets or confidential information, including but not limited to, information as to the business methods, operations and affairs of Group 1 or any of its subsidiaries, the names, addresses or requirements of any of its customers, or the prices, credit and other terms extended to or by Group 1 or any of its subsidiaries.

              (d) The provisions of subsections (b) and (c) of this Section 8 shall survive the termination of this Agreement. This provision shall not be construed to limit the survival of any


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other provisions that also survive the termination of this Agreement by the express or implied terms of such provisions. Bowen acknowledges that breach of any provision in such subsections (b) and (c) would cause grave and irreparable injury to Group 1 that would not be compensable in money damages, and therefore, in addition to Group 1's other express and implied remedies, Group 1 shall be entitled to injunctive and other equitable relief to prevent any actual or intended injuries that may result from such breach without any need to demonstrate that Group 1 has no adequate damages at law. However, nothing in this subsection (d) shall limit any other right or remedy to which Group 1 may be entitled.

       10. Expenses, Etc. All expenses reasonably incurred by Bowen in connection with the performance of his duties hereunder, including expenses for travel, entertainment and other business activities, shall be paid by Group 1 or reimbursed to Bowen as the case may be. Group 1 shall provide, for Bowen's business or personal use, an luxury automobile reasonably selected by Bowen and shall provide for all operation and maintenance expenses in connection therewith, including adequate insurance with respect, thereto.

       11.    Termination of Bowen's Employment During the Term of this
Agreement.

              (a) In the event that Bowen's employment by Group 1 is terminated during the term of this Agreement because of Bowen's Disability, the consequences shall be as follows: (i) Bowen shall be entitled to receive his base salary described in Section 4 hereof equitably pro-rated through the date of Bowen's termination of employment; (ii) all amounts of bonus which have not been paid to Bowen, including a bonus for the Fiscal year of his termination of employment equitably pro-rated through the day of termination, shall be paid to Bowen at the time set forth in Section 5 hereof; and (iii) fringe benefit coverage granted to Bowen pursuant to Section 6 hereof, other than those set forth in Section 6(e) and (f), shall continue to be provided during the term of this Agreement.

              (b) In the event that Bowen's employment by Group 1 is terminated during the term of this Agreement because of Bowen's death, the consequences shall be as follows: (i) Bowen's base salary described in Section 4 hereof equitably pro-rated through the date of Bowen's death shall be paid to Bowen's executor or other person representative or as Bowen shall otherwise have directed in writing; (ii) all amounts of bonus


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which have not been paid to Bowen, including a bonus for the Fiscal Year of his death equitably pro-rated through the day of such termination, shall be paid at the time set forth in Section 5 hereof to Bowen's executor or other personal representative or as Bowen shall otherwise direct in writing; and (iii) fringe benefit coverage granted to Bowen pursuant to Section 6 hereof, other than those set forth in Section 6(g), shall cease, except for benefits payable due to such death, and except for those benefit coverages which would survive for the spouse, dependents or beneficiaries of Group 1's executives in general.

              (c) In the event that Bowen terminates his employment with Group 1 during the term of this Agreement for some reason other than death or Disability, or in the event that Bowen is discharged by Group 1 for Cause (as such term is defined in subsection 1(b) hereof), the consequences shall be as follows: (i) Bowen shall be entitled to receive his base salary described in
Section 4 hereof equitably pro-rated through the date of Bowen's termination of employment; (ii) all amounts of bonus which have not been paid to Bowen shall be paid to Bowen at the time set forth in Section 5 hereof; provided that he shall not be entitled to a bonus for the Fiscal Year which includes the date of his termination of employment; (iii) Bowen shall be afforded the maximum length of time permissible under Group 1's stock option plans to exercise stock options granted to him thereunder; and (iv) fringe benefit coverage granted to Bowen pursuant to Section 6 hereof shall cease.

              (d) If Bowen's employment by Group 1 is terminated during the term of this Agreement by Group 1 without Cause, the consequences shall be as follows: (i) Bowen shall be entitled to receive, during the remaining term of this Agreement, his base salary, as adjusted, as described in Section 4 hereof and payable as set forth in such Section 4, (ii) all amounts of bonus shall be paid to Bowen, for the remainder of the term of this Agreement, in such amounts and at such times as if Bowen's employment with Group 1 had not been terminated but had continued for the outstanding balance of this Agreement; (iii) all stock options granted to Bowen which have not yet vested shall continue to vest as if Bowen's employment with Group 1 had not been terminated but had been continued for the outstanding balance of the term of this Agreement, and Bowen shall be afforded the maximum length of time permissible under Group 1's stock option plans to exercise stock options granted to him thereunder (disregarding any provisions that such options expire on termination); provided, however, that if such vesting after termination is prohibited by a governmental or regulatory


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authority, Group 1 shall at such time as such stock options would have vested, pay Bowen the difference between the average reported price for the stock over the immediately preceding twenty (20) days and the exercise price of such options at such date; and (iv) fringe benefits granted to Bowen pursuant to
Section 6 hereof shall continue to be provided for the balance of the term of this Agreement as if Bowen's employment had not been terminated, including, but not limited to, the insurance policy issued to the Robert S. Bowen Insurance Trust, as policy-holder, pursuant to Section 6(a) hereof, the annual premiums for which policy shall be paid by Group 1.

              (e) Upon any termination of Bowen's employment hereunder, unless otherwise specifically provided herein, all options held by Bowen to purchase Group 1's stock shall be treated as provided in the instruments or agreements governing such options. Such treatment shall include any provision for acceleration of vesting upon retirement.

       12. Notice. All notices, demands or other communications under this Agreement shall be effective if in writing and either given personally to the other party or sent pre-paid certified or registered mail, with return-receipt requested, addressed to the other party at the address set forth below or at such other address as may have been furnished by such other party in writing. Any notice sent by mail pursuant to the preceding sentence shall be deemed to have been received no later than seven (7) days after mailing. Notices to Bowen by mail shall be sent to Bowen's address as shown on the records of Group 1. Notices to Group 1 may be delivered by hand to the Chief Financial Officer of Group 1 or by mail by sending the same to Group 1's headquarters, Attention:
Chief Financial Officer.

       13. Effectiveness; Binding Effect. This Agreement shall be effective upon the execution and delivery hereof. This Agreement shall be binding on the parties hereto and their respective heirs, successors and assigns.

       14. Governing Law; Severability. This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by and determined in accordance with the laws of the State of Maryland. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms,


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provisions, covenants or restrictions of this Agreement shall be determined by a tribunal of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated; further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then-applicable law.

       15. Arbitration. Any disputes between the parties with respect to the meaning or interpretation of this Agreement or the amounts of any payments hereunder which cannot be settled amicably by the parties hereto, shall be settled by arbitration in the State of Maryland or another location mutually acceptable to the parties in accordance with the rules of arbitration of the American Arbitration Association.

       16. Gender; Number. The use of the feminine, masculine or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

       17. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Counterparts may be executed on the same date (or different dates) in different locations and telephonic confirmation by all individual signators shall be deemed proper, complete and binding execution of this Agreement (on the date that Bowen and at least one (1) signator for Group 1 has signed) such that this Agreement shall thereafter be in full force and effect.

       18. Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement of the parties hereto concerning the subject matter hereto, including the understandings previously set out in the Fee Agreement dated as of January 25, 1992 between Bowen and Group 1. No representation, promise, inducement or statement of intention has been made by or on behalf of any party hereto concerning the subject matter hereof which is not set forth in this Agreement.


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None of the provisions of this Agreement may be amended, waived, otherwise modified or terminated, except by a writing which is signed by both Bowen and Group 1 and which is specifically authorized or ratified by the Board.

       19. No Assignment Without Consent of Group 1. Except as set forth herein or either by operation of law upon Bowen's death or pursuant to Bowen's will upon his death, no rights of any kind under this Agreement shall, without the specific authorization of the Board, be transferable or assignable by Bowen or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.

       IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Employment Agreement as of the date first above written.

                                             GROUP 1 SOFTWARE, INC.



                                             By:
                                                --------------------------------
                                                 Name:
                                                 Title:



                                             -----------------------------------
                                                 Robert S. Bowen









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                                    EXHIBIT A
                              ACCIDENTAL DEATH AND
                                  DISMEMBERMENT
                                    INSURANCE

This benefit is in addition to the Basic Life Insurance. It will be paid, if while insured, you suffer any of the losses described below solely as the result of accidental injury. The loss must occur within one hundred eighty (180) days of the injury. Accidental injury is one that occurs solely through external, violent and accidental means. No more than your amount of insurance will be paid for all losses incurred during your lifetime.

An amount equal to your Basic Life Insurance will be paid for the accidental loss of life, two limbs, sight of two eyes.

An amount equal to one-half your Basic Life Insurance will be paid for the accidental loss of one limb or sight of one eye.

Loss of sight means total and irrecoverable loss of sight. Loss of limb means loss of hand or foot by severance, at or above the wrist or ankle.

No loss if covered as an accidental death or dismemberment if it results directly or indirectly from:

a.     Suicide, while sane or insane;
b. a state of war, any act of war, an insurrection, or participating in a riot;
c.     bodily or mental infirmity or disease;
d. ptomaine or bacterial infection except only septic infection of and through a visible wound accidentally sustained.






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